Exhibit 99.01

Shutterfly, Inc. Enters into $125 Million Senior Secured Revolving Credit Facility

REDWOOD CITY, Calif. – November 28, 2011 – Shutterfly, Inc. (NASDAQ: SFLY), a leading Internet-based social expression and personal publishing service, today announced the close of a new, five-year $125 million senior secured revolving credit facility. The credit facility is available for general corporate purposes supporting the overall growth and development of the company and its services and was undrawn at the close. As part of the terms of the agreement, Shutterfly has the option to increase the facility by $75 million, subject to certain conditions.

“This credit facility provides us with additional flexibility and liquidity to pursue long-term industry opportunities and better serve our growing customer base,” said Jeff Housenbold, president and chief executive officer of Shutterfly. “The support from these high-caliber banking institutions is a testament to our market leadership and additional validation of the early and large markets we are targeting."

JPMorgan Chase Bank, N.A., acted as administrative agent to the agreement, which Shutterfly closed on November 22, 2011.

J.P. Morgan Securities LLC and Wells Fargo Securities, LLC served as joint book runners and joint lead arrangers.  The facility also included commitments from Fifth Third Bank, Silicon Valley Bank, US Bank and Citibank, N.A. Material terms and conditions of the credit facility will be described in the company's filings with the Securities and Exchange Commission.

About Shutterfly

Founded in 1999, Shutterfly, Inc. is an Internet-based social expression and personal publishing company and operates Shutterfly.com, TinyPrints.com and Weddingpaperdivas.com. Shutterfly provides high quality products and world class services that make it easy, convenient and fun for consumers to preserve their digital photos in a creative and thoughtful manner. Shutterfly's flagship product is its award-winning photo book line, which helps consumers celebrate memories and tell their stories in professionally bound coffee table books. Shutterfly was recently named one of the top 25 Best Midsized Companies to Work For by the Great Place to Work Institute.

Shutterfly, Inc.
Media Relations:
Gretchen Sloan, 650-610-5276
gsloan@shutterfly.com

Investor Relations:
Michael Look, 650-610-5910
mlook@shutterfly.com